FOR IMMEDIATE RELEASE

INITIAL TENDER OFFER FOR WELLA SHARES CLOSES
MANDATORY TWO-WEEK EXTENSION PERIOD TO FOLLOW

     CINCINNATI, USA, and SCHWALBACH, GERMANY, May 29, 2003 – The Procter & Gamble Germany Management GmbH (P&G), a wholly owned subsidiary of The Procter & Gamble Company (Procter & Gamble) (NYSE:PG), confirmed today that the initial acceptance period for its public offer for the remaining shares of Wella AG expired as of Noon (Central European Summer Time) May 28, 2003. This is consistent with the previously announced timetable for the tender offer.

     Although final numbers will not be available for several days, preliminary results as of close of business in Germany on May 28, 2003, showed a total of 5,042,259 voting shares and 1,451,583 preference shares had been tendered. This represents 11.42% and 6.21%, respectively of each category of shares, or a total of 9.62% of the registered share capital.

     The final results of the initial tender period will be published on June 5, 2003. As required by German law, an additional two-week acceptance period will begin the following day on June 6 and will end on June 20. The offer price for each class of share is legally required to remain at the same level offered in the initial tender period during this extension.

     Commenting on the close of the initial acceptance period, Procter & Gamble’s Chief Financial Officer, Clayton Daley, said, “We are entering the mandatory additional acceptance period with the levels of acceptance that we had anticipated, and expect the majority of shares tendered will come in toward the end of this additional period. As previously announced, we have no intention of increasing the share price irrespective of the number of shares tendered.”

     “P&G already has majority control of Wella based on our share purchase agreement with the majority shareholders,” Daley said. “While we would like to acquire as many shares as possible, we are under no obligation to do so beyond June 20, 2003.

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Regardless of the number of shares tendered, we will proceed to implement our previously announced business plans once the deal closes. P&G does not need a domination agreement to achieve its financial objectives.”

     On March 17, 2003, P&G signed an agreement to purchase 77.6% of the voting shares in Wella AG from its majority shareholders and announced its intention to launch a tender offer. On March 18, 2003, P&G announced its decision to launch a tender offer to all shareholders of Wella.

     On April 28, 2003, P&G launched a tender offer to all shareholders of Wella. The tender offer provides for an offer price of EUR 92.25 per share for the remaining Wella voting shares, representing a premium of 44% over the 3-month average prior to the announcement to launch a tender offer.

     For the Wella preference shareholders, the tender provides an offer price of EUR 65.00 per share, representing a 55% premium over the pre-merger speculation price (October 11, 2002) and a 14% premium over the 3-month average price prior to the announcement. During the same time period, the DAX fell by 15% and the M-DAX, of which Wella is a constituent, by 2%.

     Furthermore, the average one-year price target for Wella preference shares, according to reports published by financial analysts from 21 leading German and international investment banks, was EUR 61.00. This is based on reports published between October 17, 2002, and March 17, 2003.

     On May 9, 2003, the Executive Board of Wella described the offer price for both classes of shares as fair. The Wella Executive Board indicated that they would tender their shares. However, on the advice of legal counsel, the Wella Board declined to offer any opinion to their shareholders on the tender offer.

     The deal is subject to normal regulatory review and government approvals in various markets including the European Union and the United States of America.

About Wella

Founded in 1880, Wella is a leading beauty care company selling its products in more than 150 countries. The company’s three divisions include professional hair care, retail hair care, and cosmetics and fragrances. Some of its well-known brands include Wella®, Koleston®, Sebastian®, Graham Webb® and High Hair® professional hair care lines; Wellaflex®, ShockWaves®, Ultra Sheen®, and Vivality® consumer retail hair care products; Gucci®, Rochas®, Escada® and Montblanc® fragrances. For more information, please visit the website at www.wella.com.

About P&G

P&G markets a range of well-known beauty and health care brands including: Pantene®, Head & Shoulders®, Olay®, Clairol Nice’n Easy®, Herbal Essences®, Cover Girl®, Max Factor®, Noxzema®, Old Spice®, Hugo Boss®, Crest®, Vicks®, Actonel®, PUR® and more. P&G employs nearly 102,000 people in more than 80 countries. For more information please visit the website at www.pg.com.

All statements, other than statements of historical fact included in this news release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the achievement of expected savings associated with the potential integration of Wella AG’s organization structure into P&G; (2) the ability to achieve business plans, including growing volume profitably, despite high levels of competitive activity, especially with respect to the product categories and geographical markets in which the Company has chosen to focus; (3) the ability to manage and maintain key customer relationships; (4) the achievement of growth in significant developing markets such as China, Turkey, Mexico, the Southern Cone of Latin America, the countries of Central and Eastern Europe and the countries of Southeast Asia; (5) the ability to successfully manage regulatory, tax and legal matters, including resolution of pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas; (7) the ability to successfully manage currency (including currency issues in Latin America), interest rate and certain commodity cost exposures; (8) the ability to manage the continued political and/or economic uncertainty in Latin America (including Venezuela) and war in the Middle East, as well as any political and/or economic uncertainty due to terrorist activities or war (including Korea); and (9) the successful acquisition, transition, integration, and operation of the Wella business. If the Company’s assumptions and estimates are incorrect or do not come to fruition, or if the Company does not achieve all of these key factors, then the Company’s actual results might differ materially from the forward-looking statements made herein.

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P&G Contacts:

Media P&G Corporate Media Center:

US media call: Media outside the US call:	1-(866) PROCTER (1-866-776-2837) +1-(513) 945-9087

Investor Relations John P. Goodwin - +1-(513) 983-2414

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